FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of January 22, 2015, to the Distribution Agreement, dated as of April 24, 2012 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series, the COLLINS CAPITAL FUNDS (the “Funds”) and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add an additional series; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ John Buckel	By: /s/ James R. Schoenike

Name: John Buckel	Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Trust for Professional Managers

Name of Series	Date Added

Collins Alternative Solutions Fund
Collins Long/Short Credit Fund	on or after January 22, 2015